UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 2, 2015

Dyax Corp.

(Exact name of Registrant as specified in its charter)

Delaware	000-24537	04-3053198
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

55 Network Drive

Burlington, MA 01803

(Address of principal executive offices) (Zip Code)

(617) 225-2500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 2, 2015, Dyax Corp., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), among the Company, Shire Pharmaceuticals International, a company incorporated in Ireland (“Parent”), Parquet Courts, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and Shire plc, a company incorporated in Jersey (“Parent Holdco”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company and the separate corporate existence of Merger Sub will thereupon cease, pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), as provided in the Merger Agreement, with the Company being the surviving corporation (the “Merger”). Parent Holdco has guaranteed the performance by Parent and Merger Sub of their obligations under the Merger Agreement.

At the effective time of the Merger (the “Effective Time”), each issued and outstanding share of common stock, par value $0.01 per share, of the Company (each, a “Share”) (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and Shares owned by the Company, and in each case not held on behalf of third parties and (ii) Shares that are owned by stockholders who have perfected and not withdrawn a demand for (or lost their right to) appraisal rights pursuant to Section 262 of the DGCL) will be cancelled and converted into the right to receive (a) $37.30 per Share in cash subject to any applicable withholding of taxes, without interest and (b) one (1) contractual contingent value right per Share (each, a “CVR”), which represents the right to receive a contingent payment of $4.00 in cash, without interest, if the specified milestone is achieved, pursuant to a Contingent Value Rights Agreement (the “CVR Agreement”) to be entered into between Parent Holdco and a rights agent.

The completion of the Merger is subject to adoption of the Merger Agreement by holders of a majority of the outstanding Shares of the Company entitled to vote on the matter (the “Company Requisite Vote”), the expiration of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and other customary closing conditions. Parent Holdco has agreed to use reasonable best efforts to obtain antitrust approval of the transaction, but is not obligated to divest any assets other than assets of the Company aggregating no greater than $77.0 million in revenue for 2014. Consummation of the Merger is not subject to a financing condition. Company and Parent may terminate the Merger Agreement if the Merger is not consummated by August 2, 2016 (the “End Date”), which date may be extended to November 2, 2016 under certain circumstances described in the Merger Agreement.

The Merger Agreement includes customary representations, warranties and covenants of the Company, Parent, Merger Sub and Parent Holdco. The Company has agreed to operate its business in the ordinary course until the Effective Time. The Company has also agreed not to solicit or initiate discussions with third parties regarding other proposals to acquire the Company and to certain restrictions on its ability to respond to any such proposals.

The Merger Agreement also includes customary termination provisions for both the Company and Parent, subject, in certain circumstances, to (a) the payment by the Company of a termination fee of $180,000,000 (the “Company Termination Fee”) or (b) the payment by Parent of a termination fee of $280,000,000 (the “Parent Termination Fee”).

The Company must pay Parent the Company Termination Fee in the event that the Merger Agreement is terminated by Parent following a change of recommendation by the board of directors of the Company (the “Board”) or if the Company enters into an agreement with respect to a proposal from a third party that is superior to Parent’s, in each case, as is more particularly described in the Merger Agreement. Under certain additional circumstances described in the Merger Agreement, the Company must also pay Parent the Company Termination Fee if the Merger Agreement is terminated and, within 12 months following such termination, the Company enters into an agreement for a business combination transaction of the type described in the relevant provisions of the Merger Agreement and such transaction is subsequently consummated.

The Company is also required to reimburse Parent for documented out-of-pocket expenses of up to a maximum of $15,000,000 under circumstances specified in the Merger Agreement. Any payment of such expenses to Parent will be credited against any Company Termination Fee paid to Parent by the Company.

Parent must pay the Company the Parent Termination Fee in certain circumstances specified in the Merger Agreement where the required antitrust approval is not obtained.

The parties to the Merger Agreement are also entitled to an injunction or injunctions to prevent breaches of the Merger Agreement, and to specifically enforce the terms and provisions of the Merger Agreement.

The Board unanimously (i) approved and declared advisable the Agreement and the transactions contemplated by the Merger Agreement, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, (ii) determined that the Merger Agreement and such transactions are fair to, and in the best interests of, the Company and its stockholders (other than Parent Holdco, Parent and its subsidiaries) and (iii) resolved to recommend that the Company’s stockholders approve the adoption of the Merger Agreement.

Prior to consummation of the Merger, Parent will enter into the CVR Agreement with a rights agent mutually agreeable to Parent and the Company governing the terms of the CVR portion of the merger consideration. Each CVR represents the right to receive a contingent payment of $4.00 in cash, without interest, upon receipt, prior to December 31, 2019, of approval from the U.S. Food and Drug Administration (“FDA”) of a biologic license application for DX-2930 that does not require, among other things, the inclusion of a “boxed warning” (as defined in 21 CFR §201.57(c)(1)) in the product labeling and the implementation of a risk evaluation and mitigation strategy with elements to assure safe use required by the FDA (other than elements limited to the distribution of educational materials). This approval would grant the right to market and sell DX-2930 in the United States in accordance with applicable law for the prevention of attacks of Type 1 and Type 2 hereditary angioedema in patients with Type 1 or Type 2 hereditary angioedema.

The right to the CVR portion of the merger consideration as evidenced by the CVR Agreement is a contractual right only and will not be transferable, except in the limited circumstances specified in the CVR Agreement.

The foregoing description of the (i) Merger Agreement and the transactions contemplated thereby and (ii) the CVR Agreement and the transactions contemplated thereby, in each case, do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and by the CVR Agreement, which is filed as Exhibit 10.1 hereto, both which of are incorporated herein by reference. The Merger Agreement and the CVR Agreement have been filed to provide information to investors regarding its terms. They are not intended to provide any other factual information about the Company, Parent, Merger Sub or Parent Holdco, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Merger or the other transactions contemplated by the Merger Agreement. The Merger Agreement, the CVR Agreement and this summary should not be relied upon as disclosure about the Company or Parent. None of the Company’s stockholders or any other third parties should rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Merger Sub, Parent, Parent Holdco or any of their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and that the parties made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered in connection with the Merger Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year

On November 2, 2015, an amendment to the Company’s Amended and Restated Bylaws (the “Bylaws”) adopted by the Board became effective to add a new Section 9 to Article VI therein (the “Amendment”), which provides that, unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any derivative action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Company’s Certificate of Incorporation (the “Certificate”) or the Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Certificate or the Bylaws or (v) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware, or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division). The new provision further provides that any stockholder of the Company will be deemed to have consented to the provision.

The Bylaws, as amended, are filed as Exhibit 3.1 and are incorporated by reference herein. The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the Bylaws, as amended.

Item 7.01	Regulation FD Disclosure

On November 2, 2015, the Company and Parent issued a press release announcing the Merger Agreement, a copy of which is filed as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934. The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this filing may contain certain “forward-looking statements” (including “forward-looking statements” within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to the financial condition, results of operations and business of Dyax Corp. (“the Company”) and certain plans and objectives of the board of directors of the Company. All statements other than statements of historical or current facts included in this filing are forward-looking statements. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “predict”, “intend”, “plan”, “contemplate”, “project”, “potential”, “goal”, “continue”, “believe”, “will”, “likely”, “may”, “should”, “would”, “could” or other words or terms of similar meaning. Such statements are based upon the Company’s current beliefs and expectations and are subject to significant risks and uncertainties. Actual results may vary materially from those set forth in the forward-looking statements.

Although the Company believes the expectations contained in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. Such risks and uncertainties include risks and uncertainties related to the proposed transaction with Shire Pharmaceuticals International, Parquet Courts, Inc. and Shire plc including, but not limited to:

•	the expected timing and likelihood of completion of the pending merger, including the timing, receipt and terms and conditions of any required governmental approvals of the pending merger that could cause the parties to abandon the transaction;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require us to pay a termination fee;

•	the possibility the Company’s stockholders may not approve the merger;

•	the risk that the parties may not be able to satisfy the conditions to the proposed merger in a timely manner or at all;

•	the failure of the merger to close for any other reason;

•	the non-occurrence of the milestone event specified in the contingent value rights agreement;

•	risks related to disruption of management time from ongoing business operations due to the proposed merger;

•	limitations placed on our ability to operate the business by the merger agreement;

•	the outcome of any legal proceedings instituted against the Company and/or others relating to the merger agreement, and the transactions contemplated thereby, including the merger;

•	the risk that any announcements relating to the proposed merger could have adverse effects on the market price of the Company’s common stock;

•	the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and maintain relationships with its suppliers and customers, and on its operating results and businesses generally; and

•	certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism and natural disasters.

The Company cautions that the foregoing list of important factors that may affect future results is not exhaustive. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information on factors that may affect the business and financial results of the company can be found in the filings of the Company made from time to time with the Securities and Exchange Commission (“SEC”). Unless indicated otherwise, the terms “Dyax” and “Company” each refer collectively to the Company and its subsidiaries.

Additional Information and Where to Find It

In connection with the merger, the Company will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Dyax Corp., Attn: Investor Relations, 55 Network Drive, Burlington, Massachusetts 01803, telephone: (617) 225-2500, or from the Company’s website, http://www.dyax.com.

Participants in Solicitation

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 14, 2015. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the merger, when filed with the SEC.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.	Description

2.1	Agreement and Plan of Merger, dated as of November 2, 2015, by and among the Company, Shire Pharmaceuticals International, Parquet Courts, Inc. and Shire plc*

3.1	Amended and Restated Bylaws of Dyax Corp., as amended on November 2, 2015

10.1	Form of Contingent Value Rights Agreement to be entered into between Shire plc and American Stock Transfer & Trust Company, LLC

99.1	Press Release dated November 2, 2015.

*	The schedules to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such schedules to the SEC upon its request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dyax Corp.

By:	/s/ Andrew D. Ashe
	Name:	Andrew D. Ashe
	Title:	Executive Vice President and General Counsel

Date: November 2, 2015

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of November 2, 2015, by and among the Company, Shire Pharmaceuticals International, Parquet Courts, Inc. and Shire plc*

3.1	Amended and Restated Bylaws of Dyax Corp., as amended on November 2, 2015

10.1	Form of Contingent Value Rights Agreement to be entered into between Shire plc and American Stock Transfer & Trust Company, LLC

99.1	Press Release dated November 2, 2015.

*	The schedules to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such schedules to the SEC upon its request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.